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                                                                    Exhibit 99.1
                          BEACON CAPITAL PARTNERS, INC.
                               One Federal Street
                           Boston, Massachusetts 02110
                                 (617) 457-0400

Contact: Randy J. Parker                                  FOR IMMEDIATE RELEASE
Chief Financial Officer


               BEACON CAPITAL REPORTS SECOND QUARTER 2001 RESULTS

BOSTON, August 22, 2001 - Beacon Capital Partners, Inc. (BCP) today announced results for the second quarter ended June 30, 2001.

Revenues for the quarter decreased to $7,279,000 versus $12,382,000 for the same period a year ago, as the result of the sale of assets. Due to the implementation of the Asset Sale Plan (approved by shareholders on April 4, 2001), and the return of capital to shareholders, we believe that the calculation of Funds from Operations (FFO) is not a valid measure of financial results and will no longer be provided by the Company. During the quarter, on May 31, 2001, a dividend of $1.00 per share was paid. Subsequent to quarter end, on July 27, 2001, an additional dividend of $1.00 per share was paid, bringing the total dividends distributed to date for 2001 to $10.00 per share.

As of June 30, 2001, BCP's portfolio consisted of 828,000 square feet of office and industrial space, comprising a total of 8 buildings. The portfolio was 87% percent leased. In addition, the Company had one joint venture project under development comprising 158,000 square feet.

Highlights of the second quarter 2001 included:

* Millennium Tower in Seattle achieved 96% occupancy in the office portion of the property. Average net rents in place are $35 per square foot, approximately 30% above proforma. As of the end of the quarter, two of twenty residential condominiums had been sold at prices that exceed proforma.

* A substantial portion of the Dallas Office and Industrial Portfolio was sold in June through two separate transactions. Seven office properties and five research & development properties totaling approximately 1.1 million square feet were sold for $63.3 million. The company realized a loss of approximately $24 million as a result of these transactions. The two remaining research & development properties, totaling approximately 217,000 square feet, are under contract and are expected to close during the third quarter.

* Subsequent to quarter end, on July 10, 2001, the Fort Point Place office buildings were sold for $29.5 million. Two additional buildings that were acquired as part of the original acquisition by Beacon Capital Partners in July 1999 were converted to loft-style residential condominiums. All 120 residential condominiums have either been sold or are under contract for sale.


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* The remaining 5% of the interests in the CO Space Voting Trust was distributed to beneficial owners on July 10, 2001. The underlying security of the voting trust interests is common stock in InterNAP Network Services Corporation
(NASDAQ: INAP). The Trust previously distributed 45% of the interests in November 2000, and 50% of the interests on February 2, 2001. In conjunction with this final distribution, the Voting Trust was terminated. The value of the CO Space investment, for purposed of calculating the long-term incentive compensation for management, was established at $.64 per share of Beacon Capital Partners, determined by the average closing price of InterNAP common stock ten days prior and ten days following each of the three distributions.

* As of June 30, 2001, Beacon Capital Strategic Partners (the Fund for which a Beacon Capital Partners affiliate is the general partner) had invested in five transactions that upon stabilization will include approximately 2.4 million square feet of commercial and residential space. Subsequent to quarter end, the Fund closed the acquisition of Canal Center, a five building, 590,000 square foot office complex located on the Potomac River in Old Town Alexandria, Virginia. The purchase price was $120 million. In addition, the Fund acquired Park Central, a sixteen story, 537,000 square foot office building located in the Lower Downtown section of Denver. The purchase price was $81.6 million. Including two additional transactions that are expected to close in the third quarter, the fund expects to have approximately $200 million, or 70% of the fund's total equity committed. As of the end of the quarter, approximately $3.2 million of the $57.5 million committed by Beacon Capital Partners had been called.

The shareholders approved The Asset Sale Plan on April 4, 2001, authorizing the company to sell assets and return capital to its investors. Including a $1.00 dividend that was paid on July 27, 2001, the value of $.64 per share attributed to CO Space, and the cumulative cash dividends of $.33 from the Wyndham convertible preferred stock (held in a voting trust), the company has distributed $14.95 per share to its shareholders. The Company estimates additional future cash distributions of $2.00-6.00 per share as a result of the sale of the remaining assets. This estimate of future distributions does not include any proceeds that may be generated from the Company's interest in Beacon Capital Strategic Partners (the Fund) or from the remaining interests in the Wyndham and Cypress Voting Trusts.

Beacon Capital Partners, Inc. is a real estate investment company that was formed in January 1998 by Alan M. Leventhal, Chairman and CEO, and Lionel P. Fortin, President and COO. The company is based in Boston, Massachusetts, with a regional office in Los Angeles.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Federal securities law. Although Beacon Capital Partners, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include general economic conditions, local real estate conditions, timely release of occupied square footage upon expiration, interest rates, availability of equity and debt financing and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.